                                                               EXECUTION VERSION

THE REGISTRANT HAS APPLIED TO THE SECURITIES AND EXCHANGE COMMISSION FOR CONFIDENTIAL TREATMENT OF CERTAIN TERMS IN THIS EXHIBIT. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE MARKED WITH AN ASTERISK (*) AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

                              REINSURANCE AGREEMENT

                                 by and between

                       FORETHOUGHT LIFE INSURANCE COMPANY


                             (the "CEDING COMPANY")

                                       and

           COMMONWEALTH ANNUITY AND LIFE REINSURANCE COMPANY LIMITED, acting in respect of its general account

                                (the "REINSURER")

                           Dated as of January 1, 2015

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                                TABLE OF CONTENTS

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions                                                      1
Section 1.2. Interpretation                                                   4

                                   ARTICLE II
                                 EFFECTIVE TIME

Section 2.1. Effective Time                                                   5

                                   ARTICLE III
            BUSINESS REINSURED; INITIAL PAYMENTS; SEGREGATED ACCOUNT

Section 3.1. Reinsurance; Initial Payments                                    5
Section 3.2. Follow the Fortunes                                              6
Section 3.3. Information; Audits                                              6
Section 3.4. Confidential Information                                         7
Section 3.5. Premium Taxes and Guaranty Fund Assessments                      7

                                   ARTICLE IV
                      TRUST ACCOUNT; CREDIT FOR REINSURANCE

Section 4.1. Trust Account                                                    7
Section 4.2. Balancing the Trust Account                                      8
Section 4.3. Trust Account Withdrawals and Substitutions                      8
Section 4.4. Credit for Reinsurance                                           9

                                    ARTICLE V
                               REINSURANCE PREMIUM

Section 5.1. Reinsurance Premium                                             10

                                   ARTICLE VI
                       REPORTS; SETTLEMENTS; SETOFF RIGHTS

Section 6.1. Quarterly Reports                                               10
Section 6.2. Quarterly Settlements                                           10
Section 6.3. Offsets                                                         11

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties of the Ceding Company            11
Section 7.2. Representations and Warranties of the Reinsurer                 11


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
                                  ARTICLE VIII
                        ADMINISTRATION; SEPARATE ACCOUNTS

Section 8.1. Administration                                                  12
Section 8.2. Separate Accounts                                               12

                                   ARTICLE IX
                                      TAXES

Section 9.1. Tax Status                                                      12
Section 9.2. Policy Acquisition Expenses                                     12
Section 9.3. Excise Taxes                                                    13

                                    ARTICLE X
                                   INSOLVENCY

Section 10.1. Insolvency of Ceding Company                                   13
Section 10.2. Insolvency of Reinsurer                                        14

                                   ARTICLE XI
                                   ARBITRATION

Section 11.1. Agreement to Arbitrate                                         14
Section 11.2. Initiation of Arbitration                                      14
Section 11.3. Appointment of Arbitration Panel                               14
Section 11.4. Location of Arbitration                                        15
Section 11.5. Arbitration Award                                              15
Section 11.6. Waiver of Jury Trial                                           15

                                   ARTICLE XII
                        OVERSIGHTS, ERRORS AND OMISSIONS

                                  ARTICLE XIII
                                   TERMINATION

Section 13.1. Duration                                                       15
Section 13.2. Termination                                                    16
Section 13.3. Management of Product Offerings                                16
Section 13.4. Settlement Upon Termination                                    16

                                   ARTICLE XIV
                                 INDEMNIFICATION

Section 14.1. Reinsurer's Obligation to Indemnify                            16
Section 14.2. Ceding Company's Obligation to Indemnify                       17

                                   ARTICLE XV
                                  MISCELLANEOUS

Section 15.1. Currency                                                       17
Section 15.2. Notices                                                        17
Section 15.3. Amendments; Waiver                                             18

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
Section 15.4. Successors and Assigns; Third Party Beneficiaries              18
Section 15.5. Duty of Cooperation                                            18
Section 15.6. Submission to Jurisdiction                                     19
Section 15.7. Governing Law                                                  19
Section 15.8. Entire Agreement                                               19
Section 15.9. Severability                                                   19
Section 15.10. Counterparts                                                  19

INDEX OF SCHEDULES

Schedule A         [*]
Schedule 1.1A      Riders to Subject Contracts
Schedule 1.1B      Policy Forms Constituting the Subject Contracts

INDEX OF EXHIBITS

Exhibit A          Form of Quarterly Report
Exhibit B          Form of Trust Agreement

                              REINSURANCE AGREEMENT

          This Reinsurance Agreement (together with the Schedules and Exhibits hereto, this "AGREEMENT"), dated as of January 1, 2015, is made by and between FORETHOUGHT LIFE INSURANCE COMPANY, a life insurance company domiciled in the State of Indiana (together with its successors and assigns, the "CEDING COMPANY"), and COMMONWEALTH ANNUITY AND LIFE REINSURANCE COMPANY LIMITED, a reinsurance company domiciled in Bermuda and registered as a segregated accounts company under the Bermuda Segregated Accounts Companies Act 2000, as amended (the "SAC ACT") ("COMMONWEALTH RE"), acting in respect of its "general account" (as such term is defined in the SAC Act, together with its successors and assigns, the "REINSURER"). [*]

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     SECTION 1.1. DEFINITIONS. The following terms, when used in this Agreement, shall have the meanings set forth in this Section 1.1. The terms defined below shall be deemed to refer to the singular or plural, as the context requires.

          (a) "Additional Ceding Commission" shall have the meaning set forth in Section 3.1(d)

          (b) "AFFILIATE" of any Person means another Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise (except as a result of an office or other official position).

          (c)     "AGREEMENT" shall have the meaning set forth in the preamble.

          (d)     "AUTHORIZED INVESTMENTS" shall have the meaning set forth in
Section 4.1(b).

          (e) "BAP" means, with respect to the Reinsurer, the accounting principles prescribed or permitted by the Bermuda Monetary Authority.

          (f) "BUSINESS DAY" means a Monday, Tuesday, Wednesday, Thursday, or Friday on which banking institutions in Bermuda or the State of Indiana are not obligated by applicable law to close.

          (g) "CEDING COMPANY" shall have the meaning set forth in the preamble.

          (h) "CEDING COMPANY INDEMNITEES" shall have the meaning set forth in Section 14.1.

          (i) "CESSION PERIOD END DATE" shall mean the date designated by the Ceding Company or by the Reinsurer, with no fewer than thirty (30) days' prior written notice to the other party, after which no new Subject Contracts will be reinsured hereunder (PROVIDED, that Covered Liabilities in respect of Subject Contracts ceded prior to the Cession Period End Date will remain subject to this Agreement until its termination).

          (j) "CODE" means the Internal Revenue Code of 1986, as from time to time amended.

          (k) "COMMONWEALTH RE" shall have the meaning set forth in the preamble.

          (l) "COMPANY ACTION LEVEL RISK-BASED CAPITAL" shall have the meaning set forth in Indiana Insurance Code Section 27-1-36-6 as of the Effective Date.

          (m) "CONTRACT VALUE" means the Contract Value, as defined in and determined in accordance with the terms of the Subject Contracts, without regard to surrender charges.

          (n) "COVERED LIABILITIES" means, during the Covered Period, any claim arising under any rider specified on SCHEDULE 1.1A hereto (as may be updated by the parties hereto from time to time) to a Subject Contract, to the extent such claim amount exceeds the Contract Value of such Subject Contract as of 11:59 p.m. on the date of payment of such claim amount; PROVIDED, that in no case shall "Covered Liabilities" include any Excluded Liabilities.

          (o) "COVERED PERIOD" means the period commencing at the Effective Time to but excluding the first date, if any, upon which the Ceding Company's "Tier 4" score (as defined by Alirt Insurance Research, LLC as of the date hereof) is equal to or greater than "7"; PROVIDED, that in the event that a "Tier 4" score is not available for the Ceding Company, the parties hereto shall use a mutually agreed upon alternative performance index.

          (p)     [*] shall have the meaning set forth in the preamble.

          (q)     "EFFECTIVE DATE" means January 1, 2015.

          (r) "EFFECTIVE TIME" means 12:01 a.m. (Eastern Time) on the Effective Date.

          (s) "EXCLUDED LIABILITIES" means (i) Extra-Contractual Obligations and (ii) any EX GRATIA payments made by the Ceding Company (i.e. payments the Ceding Company is not required to make under the express terms of the Subject Contracts).

          (t) "EXTRA-CONTRACTUAL OBLIGATIONS" means all liabilities, obligations and expenses relating to the Subject Contracts (other than those arising under the express terms and conditions, and within the limits, of the Subject Contracts), whether to contractholders, certificate holders, sponsors, insureds, producers, agents, brokers, distributors, Governmental Entities or any other Person, which shall include (A) any liability for damages or claims in excess of applicable policy limits, (B) any liability for statutory or regulatory fines, damages, penalties, forfeitures or similar charges of a penal or disciplinary nature, (C) any payment to the Internal Revenue Service or any other Person resulting from or attributable to any act or omission of the Ceding Company (including errors of product design, language, or

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administration, or inaccurate or incomplete data maintained in books and records of the Ceding Company) resulting in non-compliance of any Subject Contract with the requirements of the Code and (D) any liability for punitive, consequential, tort, bad faith, exemplary, special, treble or any other form of extra contractual damages which arises from any act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (1) the form, marketing, sale, underwriting, production, issuance, cancellation or administration of any of the Subject Contracts, (2) the investigation, defense, trial, settlement or handling of claims, benefits, distributions, disbursements or any other payments arising out of or relating to any of the Subject Contracts or (3) the payment of claims, benefits, distributions, disbursements or any other amounts due or alleged to be due under or in connection with any of the Subject Contracts.

          (u)     "GOVERNMENTAL ENTITY" shall have the meaning set forth in
Section 7.1(c).

          (v) "INITIAL CEDING COMMISSION" shall have the meaning set forth in Section 3.1(d)

          (w)     "LOSS" shall have the meaning set forth in Section 14.1.

          (x) "PERSON" means an individual, corporation, partnership, joint venture, association, limited liability company, trust, unincorporated organization, governmental entity, or other entity.

          (y) "QUALIFIED UNITED STATES FINANCIAL INSTITUTION" shall have the meaning set forth in Indiana Insurance Code Section 27-6-10-6 or any applicable successor provision.

          (z) "QUARTERLY PERIOD" means a calendar quarter, commencing on the first day of a quarter to and including the final day of such quarter.

          (aa) "QUARTERLY REPORT" shall mean the report substantially in the form set forth on EXHIBIT A.

          (bb)    "QUARTERLY SETTLEMENT" shall have the meaning set forth in
Section 6.2(a).

          (cc) "QUARTERLY SETTLEMENT DATE" shall have the meaning set forth in Section 6.2(a).

          (dd)    "REINSURER" shall have the meaning set forth in the preamble.

          (ee)    "REINSURER INDEMNITEES" shall have the meaning set forth in
Section 14.2.

          (ff) "RIDER FEES" shall mean all fees collected by the Ceding Company under Subject Contracts in respect of those riders specified on SCHEDULE 1.1A hereto (as may be updated by the parties hereto from time to time).

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          (gg)    "SAC ACT" shall have the meaning set forth in the preamble.

          (hh) "SAP" means, with respect to the Ceding Company, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the Ceding Company at the time of determination, applied in a manner consistent with the historical reporting of the Ceding Company (modified to the extent required by any changes in applicable law or statutory accounting principles).

          (ii) "SEPARATE ACCOUNTS" means the separate accounts established by the Ceding Company which serve as funding vehicles for the Subject Contracts.

          (jj) "STATUTORY BOOK VALUE" means, for the purposes of valuing assets in the Trust Account, the admitted value of such assets on the Reinsurer's statutory balance sheet as determined by the Reinsurer for its statutory filings with the Bermuda Monetary Authority.

          (kk) "SUBJECT CONTRACTS" means the [*] (including any riders and endorsements) which (i) have been issued by the Ceding Company before the Effective Time on the policy forms listed on SCHEDULE 1.1B hereto or (ii) are issued by the Ceding Company at or following the Effective Time on the policy forms listed on SCHEDULE 1.1B, which SCHEDULE 1.1B may be updated from time to time by the Ceding Company, with the consent of the Reinsurer, which consent shall not be unreasonably withheld, [*]

          (ll)    "SUBPART F" shall have the meaning set forth in Section 9.1.

          (mm)    "TRUST ACCOUNT" shall have the meaning set forth in Section
4.1(a).

          (nn) "TRUST AGREEMENT" shall have the meaning set forth in Section 4.1(a).

          (oo)    "TRUSTEE" shall have the meaning set forth in Section 4.1(a).

          (pp) "TRUST REQUIRED BALANCE" means, as of a date, the sum of A and B, where:

                  "A" equals the excess of (i) the statutory reserves for the Subject Contracts as of such date, as determined by the Ceding Company in accordance with SAP (including Actuarial Guideline
                  43) OVER (ii) the aggregate cash surrender values of the Subject Contracts as of the close of business on such date; and

                  "B" equals the allocable share of the Ceding Company's Company Action Level Risk-Based Capital in respect of assets held in the Trust Account and the liabilities ceded hereunder in respect of the Subject Contracts, all as reasonably determined by the Ceding Company.

     SECTION 1.2. INTERPRETATION.

          (a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, Exhibit or a Schedule to, this

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Agreement unless otherwise indicated. The Article and Section headings and table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless expressly stated otherwise herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including successor statutes. References to a Person are also to its successors and permitted assigns.

          (b) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II
                                 EFFECTIVE TIME

     SECTION 2.1. EFFECTIVE TIME.

          This Agreement shall become effective at the Effective Time and shall remain in force for the Covered Period, unless modified by mutual agreement or terminated as provided for in Article XIII hereof.

                                   ARTICLE III
            BUSINESS REINSURED; INITIAL PAYMENTS; SEGREGATED ACCOUNT

     SECTION 3.1. REINSURANCE; INITIAL PAYMENTS.

          (a) The Ceding Company hereby agrees to cede on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to reinsure and indemnify the Ceding Company for, all Covered Liabilities incurred by the Ceding Company from and after the Effective Time in respect of Subject Contracts issued before the Effective Time.

          (b) From and after the Effective Time, the Ceding Company will automatically cede on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer will automatically accept and agree to reinsure and indemnify the Ceding Company for, all Covered Liabilities incurred by the Ceding Company from and after the Effective Time in respect of Subject Contracts issued at or after the Effective Time and before the Cession Period End Date.

          (c) On the date this Agreement is executed, the Ceding Company, on behalf of the Reinsurer, shall transfer to the Trust Account assets with a current market value equal to the Actuarial Guideline 43 reserve with respect to the Covered Liabilities as of December 31,

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2014 representing the Initial Ceding Commission. The assets supporting the
Initial Ceding Commission shall be Authorized Investments as defined in Section
4.1 of this Agreement.

          (d) For Subject Contracts issued on and after the Effective Date and reinsured by the Reinsurer hereunder, the Ceding Company shall pay the Reinsurer [*] percent ([*]%) of the Rider Fees (the "Additional Ceding Commission").

     SECTION 3.2. FOLLOW THE FORTUNES.

          The Reinsurer's liability under this Agreement shall commence at the Effective Time, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers, proportion of premiums paid to, and reinsurance recoveries benefiting, the Ceding Company, the true intent of this Agreement being that the Reinsurer shall follow the fortunes of the Ceding Company with respect to the Covered Liabilities, and the Reinsurer shall be bound, without limitation, by all payments and settlements that affect or constitute Covered Liabilities entered into by the Ceding Company at and after the Effective Time.

     SECTION 3.3. INFORMATION; AUDITS.

          (a) The Ceding Company shall provide to the Reinsurer all material information available to it relating to the Covered Liabilities and, the Reinsurer agrees to keep such information confidential in accordance with
Section 3.4 hereof. Notwithstanding the foregoing, the Ceding Company shall not be required to share any information with the Reinsurer to the extent that (x) the Ceding Company is subject to a confidentiality agreement which prohibits the sharing of such information, or (y) the Ceding Company is prohibited from sharing such information with the Reinsurer pursuant to any applicable law relating to the privacy of non-public personal information or otherwise. Failure to provide any such information, or include any claim, policy form or other information relating to the Covered Liabilities, shall not affect the reinsurance coverage provided for by this Agreement. The Reinsurer shall be responsible for any out-of-pocket costs, expenses and payments (including, without limitation, any fees required in seeking a waiver of confidentiality) in connection with obtaining and providing any such material information or seeking a waiver of any confidentiality pursuant to this Section 3.3(a).

          (b) The Reinsurer, or its duly authorized legal, accounting, and actuarial representatives, shall have access, at reasonable times and upon reasonable notice during the term of this Agreement, to books and records maintained by the Ceding Company which pertain to the reinsurance provided under this Agreement and the employees, accountants and other relevant advisors of the Ceding Company. The Reinsurer shall bear its own expenses in connection with such access and shall promptly reimburse the Ceding Company for any out-of-pocket expenses incurred by the Ceding Company in connection with such access by the Reinsurer and its representatives.

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     SECTION 3.4. CONFIDENTIAL INFORMATION.

          Each of the Ceding Company and the Reinsurer hereby agree to hold confidential and not disclose any client or proprietary information (each as described in the succeeding paragraph) of the other party, except as set forth in this Agreement, unless otherwise agreed to in writing. The foregoing limitation shall not apply to proprietary information to the extent such proprietary information otherwise becomes publicly available, or the disclosure
(i) has been mandated by law, (ii) is duly required by external auditors or
(iii) is requested or required by a Governmental Entity in connection with a regulatory exam or inquiry.

          Client information includes medical, financial and other personal information about proposed, current and former policyowners, insureds, applicants, and beneficiaries of Subject Contracts. Proprietary information includes but is not limited to underwriting manuals and guidelines, applications and contract forms and premium rates and allowances of the Reinsurer and the Ceding Company. In addition, the Ceding Company and the Reinsurer will comply with relevant privacy legislation. Notwithstanding any provision herein to the contrary, the confidentiality provisions of this Agreement shall survive the termination hereof.

          Notwithstanding any other provision of this agreement to the contrary, each of the parties hereto may disclose to any Person the tax structure and tax treatment of this Agreement, to the extent such Person could be reasonably expected to require knowledge of the tax structure and tax treatment of this Agreement for BONA FIDE tax preparation purposes.

     SECTION 3.5. PREMIUM TAXES AND GUARANTY FUND ASSESSMENTS.

          The Ceding Company will pay (or will cause to be paid) all premium taxes (or other taxes imposed in lieu thereof) and guaranty fund assessments (whether incurred prior to, on or after the Effective Date) related to the Subject Contracts and the Reinsurer shall have no responsibility therefor.

                                   ARTICLE IV
                      TRUST ACCOUNT; CREDIT FOR REINSURANCE

     SECTION 4.1. TRUST ACCOUNT.

          (a) In order to secure the obligations of the Reinsurer hereunder, the Ceding Company and the Reinsurer shall enter into a trust agreement, pursuant to which the Reinsurer as grantor shall establish a trust account (the "TRUST ACCOUNT") for the benefit of the Ceding Company in substantially the form as attached hereto as EXHIBIT B ("TRUST AGREEMENT"). The trustee for the Trust Account ("TRUSTEE") (i) shall be a Qualified United States Financial Institution authorized to act as a fiduciary of a trust and (ii) shall not be a parent, subsidiary or Affiliate of the Ceding Company or the Reinsurer. The Trust Account shall be clearly designated as a segregated account on the books, records and information systems of the Trustee. On the date this Agreement is executed , pursuant to Section 3.1(c), the Reinsurer (or the Ceding Company on its behalf) shall deposit into the Trust Account Authorized Investments (defined below) having a Statutory Book Value equal to the Trust Required Balance as of the Effective Date.

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          (b)     Assets deposited in the Trust Account shall be valued
according to their current Statutory Book Value, and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), investments of the types permitted by the laws of the State of Indiana for domestic insurers in the State of Indiana as in effect as of the date hereof, or any combinations of the above ("AUTHORIZED INVESTMENTS").

          (c) Prior to depositing assets in the Trust Account, the Reinsurer shall, or, if the Ceding Company is depositing assets into the Trust Account on behalf of the Reinsurer, the Ceding Company shall execute assignments or endorsements in blank, or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the Trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity.

     SECTION 4.2. BALANCING THE TRUST ACCOUNT. The Reinsurer shall maintain Authorized Investments, managed by the Reinsurer or its designee in accordance with the requirements set forth in the Trust Agreement, with an aggregate Statutory Book Value at least equal to the Trust Required Balance. Subject to clause (iii) below, the amount of security provided by the Reinsurer shall be adjusted quarterly in accordance with the related Quarterly Report in respect of the most recent Quarterly Period provided by the Ceding Company to the Reinsurer in accordance with Section 6.1(a).

                  (i) If the aggregate Statutory Book Value of the Authorized Investments held in the Trust Account as of the end of a Quarterly Period is less than the Trust Required Balance for such date as set forth in the Quarterly Report for such Quarterly Period, the Reinsurer shall transfer additional Authorized Investments to the Trust Account within thirty (30) days following receipt of such Quarterly Report so that the aggregate Statutory Book Value of Authorized Investments held in the Trust Account is not less than the Trust Required Balance; or

                  (ii) If the aggregate Statutory Book Value of the Authorized Investments held in the Trust Account as of the end of a Quarterly Period exceeds the Trust Required Balance for such date as set forth in the Quarterly Report for such Quarterly Period, then the Reinsurer may reduce all or any part of such excess through the withdrawal of assets that the Reinsurer selects from the Trust Account.

                  (iii) If at any time the Reinsurer becomes aware of an other-than-temporary impairment loss in the Statutory Book Value of any Authorized Investment held in the Trust Account, it shall take reasonable steps within thirty (30) days of becoming aware of such impairment, which may include the substitution of such impaired Authorized Investment, such that the aggregate Statutory Book Value of the Authorized Investments held in the Trust Account is at least equal to the Trust Required Balance set forth in the most recent Quarterly Report.

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     SECTION 4.3. TRUST ACCOUNT WITHDRAWALS AND SUBSTITUTIONS.

          (a) The Reinsurer and the Ceding Company agree that the Ceding Company may withdraw assets from the Trust Account at any time (after giving full effect to SECTION 6.3) notwithstanding any other provision of this Agreement. Such withdrawals shall be used by the Ceding Company, or any successor in interest of the Ceding Company (which successor includes a court appointed domiciliary receiver of the Ceding Company, including any conservator, rehabilitator or liquidator), only to pay to the Ceding Company any Covered Liabilities due and payable by the Reinsurer. Notwithstanding the foregoing, the Ceding Company shall not withdraw funds from the Trust Account until the expiration of any applicable payment period or, with respect to any portion of any payment which is under dispute, until the expiration of any dispute resolution period afforded the Reinsurer under this Agreement in respect thereof. Furthermore, in the event that the Ceding Company withdraws assets pursuant to this SECTION 4.3(A) and the Covered Liabilities that are the subject of such withdrawal remain due and payable under the Subject Contracts, the Ceding Company will promptly remit such withdrawn assets (or their cash equivalent) to contractholders under such Subject Contracts to satisfy, in whole or in part, such Covered Liabilities.

          (b) In the event the amount withdrawn by the Ceding Company from the Trust Account exceeds the actual amount required under subsection (a) above, the Ceding Company shall promptly return to the Trust Account the excess amounts so withdrawn and, until such excess amounts are returned to the Trust Account, such amounts, together with interest thereon, shall be held by the Ceding Company for the benefit of the Reinsurer and the Reinsurer shall be entitled to all rights, title and interest in said amounts. The interest rate applicable to such amounts will be at a rate equal to the prime rate of interest as stated in the Federal Reserve Statistical Release H.15. Interest will be earned from the date the amount is withdrawn until that amount is repaid. All the foregoing shall be applied without diminution because of insolvency on the part of the Ceding Company or the Reinsurer.

          (c) The Reinsurer has the right to substitute all or any part of the assets of the Trust Account, PROVIDED, the aggregate Statutory Book Value of the Authorized Investments in the Trust Account immediately following such substitution shall not be less than the Trust Required Balance.

     SECTION 4.4. CREDIT FOR REINSURANCE.

          If at any time during the term of this Agreement, the Ceding Company desires to receive statutory reserve credit in its state of domicile for the reinsurance ceded to the Reinsurer under this Agreement, the Reinsurer at its option, shall either: (i) cooperate in good faith with the Ceding Company to amend this Agreement and the Trust Agreement to the extent required under applicable law in order to establish and maintain security in the form of assets held in a reinsurance trust that meets the requirements of all applicable laws regarding credit for reinsurance so as to permit the Ceding Company to receive full statutory financial statement credit in its state of domicile or (ii) become certified as a "certified reinsurer" under applicable laws and maintain security in accordance with the requirements set forth therein for certified reinsurers (but in no event fail to satisfy the requirements of SECTION 4.2 hereof). It is understood and agreed that in that event, any term or condition required by applicable law to be included in this Agreement for the Ceding Company to receive full statutory financial statement credit in its state of domicile for the reinsurance provided hereunder shall be deemed to be incorporated in this Agreement by reference. The Reinsurer may, by giving at least ninety (90) days' prior written notice to the Ceding Company, elect to switch the method for providing financial statement credit to the Ceding Company from a reinsurance trust account to certification as a "certified reinsurer", or vice versa.

                                    ARTICLE V
                               REINSURANCE PREMIUM

     SECTION 5.1. REINSURANCE PREMIUM.

          On each Quarterly Settlement Date, the Ceding Company shall pay the Reinsurer the Additional Ceding Commission with respect to the Subject Contracts for the Quarterly Period corresponding to such Quarterly Settlement Date. Settlement of amounts owed under this Section shall be made in accordance with
Article VI.

                                   ARTICLE VI
                       REPORTS; SETTLEMENTS; SETOFF RIGHTS

     SECTION 6.1. QUARTERLY REPORTS.

          (a) Within thirty (30) calendar days following the end of each Quarterly Period ending after the Effective Date, the Ceding Company shall provide the Quarterly Report for such Quarterly Period in the form set forth in EXHIBIT A. The parties agree that such Quarterly Report may contain adjustments and modifications to previously delivered Quarterly Reports in respect of prior Quarterly Periods.

          (b) The Ceding Company shall provide the Reinsurer with supporting calculations with respect to the amounts reflected on the Quarterly Report as reasonably requested by the Reinsurer. The Reinsurer and its employees, advisors and agents shall have a reasonable right to review and discuss the Quarterly Report with employees, accountants and other relevant advisors of the Ceding Company during normal business hours.

     SECTION 6.2. QUARTERLY SETTLEMENTS.

          (a) If the "Quarterly Aggregate Settlement Amount" set forth on the Quarterly Report reflects a net amount due the Reinsurer, then the Ceding Company shall pay to the Reinsurer such amount. If the "Quarterly Aggregate Settlement Amount" set forth on the Quarterly Report reflects a net amount due the Ceding Company, then the Reinsurer shall pay to the Ceding Company such amount. In each case, the "Quarterly Aggregate Settlement Amount" with respect to each Quarterly Period ending after the Effective Date as reflected on a Quarterly Report (the "QUARTERLY SETTLEMENT") shall be paid by the owing party within ten (10) days of delivery of the Quarterly Report (the "QUARTERLY SETTLEMENT DATE"); PROVIDED, that any such payment that would otherwise be due on a day that is not a Business Day shall be due on the next following Business Day.

          (b) All payments due directly to the Reinsurer or the Ceding Company shall be remitted by wire transfer in immediately available funds.

     SECTION 6.3. OFFSETS.

          Any debits or credits incurred at or after the Effective Time in favor of or against either the Ceding Company or Reinsurer with respect to this Agreement shall be setoff, and only the net balance shall be paid.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     SECTION 7.1. REPRESENTATIONS AND WARRANTIES OF THE CEDING COMPANY.

          The Ceding Company represents and warrants to the Reinsurer as of the date hereof and, unless otherwise specified in any representation or warranty below, shall be deemed to have represented and warranted as of the Effective Date, as follows:

          (a) The Ceding Company is a corporation duly organized and validly existing under the laws of the State of Indiana and it has the requisite corporate power and authority to perform its obligations under this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Reinsurer, constitutes a legal, valid and binding obligation of the Ceding Company, enforceable against the Ceding Company in accordance with its terms.

          (c) The execution and delivery of this Agreement do not, and the performance by the Ceding Company of its obligation hereunder will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and by-laws or comparable organizational documents of the Ceding Company, (ii) any contract, permit, order, judgment or decree to which the Ceding Company is a party, (iii) any order of any governmental agency, authority, entity or instrumentality ("GOVERNMENTAL ENTITY") or (iv) any applicable law, except for such violations or defaults which would not reasonably be expected to have a material adverse effect on the business being reinsured hereunder or the Ceding Company's ability to satisfy its obligations hereunder.

     SECTION 7.2. REPRESENTATIONS AND WARRANTIES OF THE REINSURER.

          The Reinsurer represents and warrants to the Ceding Company as of the date hereof and, unless otherwise specified in any representation or warranty below, shall be deemed to have represented and warranted as of the Effective Date, as follows:

          (a) The Reinsurer is a corporation duly organized, validly existing and in good standing (to the extent legally applicable) under the laws of Bermuda and has the requisite corporate power and authority to perform its obligations under this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the Ceding

Company, constitutes a legal, valid and binding obligation of the Reinsurer, enforceable against the Reinsurer in accordance with its terms.

          (c) The execution and delivery of this Agreement do not, and the performance by the Reinsurer of its obligation hereunder will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the articles or certificate of incorporation and bye-laws or comparable organizational documents of the Reinsurer, (ii) any contract, permit, order, judgment or decree to which the Reinsurer is a party,
(iii) any order of any Governmental Entity or (iv) any applicable law, except for such violations or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsurer's ability to satisfy its obligations hereunder.

                                  ARTICLE VIII
                        ADMINISTRATION; SEPARATE ACCOUNTS

     SECTION 8.1. ADMINISTRATION.

          The Ceding Company and the Reinsurer agree that the Subject Contracts will be administered by the Ceding Company in good faith, and the Ceding Company agrees to perform such administrative services: (i) consistent with its current practice and (ii) in material compliance with all applicable law and the requirements of the Subject Contracts. The Ceding Company shall have no liability to the Reinsurer for the administration of the Subject Contracts, except for bad faith, gross negligence or an intentional breach of this Section 8.1.

     SECTION 8.2. SEPARATE ACCOUNTS.

          The Reinsurer will have no legal or equitable interest in any Separate Account or any assets held therein arising by virtue of the reinsurance provided pursuant to this Agreement.

                                   ARTICLE IX
                                      TAXES

     SECTION 9.1. TAX STATUS.

          The Ceding Company represents and warrants that it is subject to taxation under Subchapter "L" of the Code. The Reinsurer represents and warrants that it is currently subject to indirect taxation under the provisions of Subpart F of Part III of subchapter N of chapter 1 of the Code ("SUBPART F").

     SECTION 9.2. POLICY ACQUISITION EXPENSES.

          With respect to this Agreement, the Ceding Company and the Reinsurer jointly elect pursuant to Section 1.848-2(g) of the Income Tax Regulations issued December 1992 as follows:

          (a) For each taxable year, the party with net positive consideration, as defined in Treasury Regulations Section 1.848-2, will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code. Each party filing a federal income tax return shall attach a schedule to its federal income tax return for the first taxable year for which this election is in effect stating that an election under Treasury Regulations Section 1.848-2(g)(8) has been made for this Agreement.

          (b) The Reinsurer shall take any positive capitalization amount into account in determining the amount required to be included in income pursuant to Subpart F by its "United States shareholders," within the meaning of
Section 951(b) of the Code, as determined by comparing the amount of its gross income allocable to such United States shareholders for any taxable year to all of its gross income for such year. The Ceding Company agrees to adjust its net negative capitalization to be consistent with the proportion determined pursuant to the preceding sentence.

          (c) The Ceding Company will submit a schedule to the Reinsurer by March 1 of each year of its calculation of the net consideration for the preceding calendar year. The Reinsurer shall provide data to the Ceding Company by March 1 of each year which will enable the Ceding Company to calculate the proportion of the Reinsurer's gross income for the preceding calendar year income that was required to be included in income by its "United States shareholders" as defined in paragraph (b) above.

          (d) This election is effective for 2014 and will remain in effect for all future taxable years for which this Agreement remains in effect.

     SECTION 9.3. EXCISE TAXES. The Ceding Company shall be responsible for reporting and remitting the tax imposed by Section 4371 of the Code as indicated on the Quarterly Report. The tax imposed by Section 4371 of the Code shall be borne by the Reinsurer.

                                    ARTICLE X
                                   INSOLVENCY

     SECTION 10.1. INSOLVENCY OF CEDING COMPANY.

          (a) In the event of the insolvency of the Ceding Company, the reinsurance shall be payable directly to the Ceding Company, or to its liquidator, receiver, conservator or statutory successor on the basis of claims filed and allowed in the liquidation proceeding, without diminution because of the insolvency of the Ceding Company.

          (b) The reinsurance shall be payable by the Reinsurer directly to the Ceding Company or to its domiciliary liquidator except where the contract of insurance or reinsurance specifically provides another payee of such reinsurance in the event of the insolvency of the Ceding Company.

          (c) The liquidator, receiver or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency of each claim against the Ceding Company with respect to such Covered Liabilities within a reasonable time after each such claim is filed in the insolvency, liquidation or rehabilitation proceeding. During the pendency of any such claims, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding in which such claim is to be adjudicated any defense or defenses that the Reinsurer may reasonably deem available to the Ceding Company or its liquidator, receiver or statutory successor. Subject to court approval, the expenses incurred in connection therewith by the Reinsurer shall be chargeable against the Ceding Company as part of the expense of such insolvency, liquidation or rehabilitation to the extent of a proportionate share of any benefit that accrues to the Ceding Company solely as a result of the defense or defenses undertaken by the Reinsurer.

     SECTION 10.2. INSOLVENCY OF REINSURER.

          In the event of the insolvency, liquidation or rehabilitation of the Reinsurer, the Ceding Company may provide the Reinsurer, its receiver, rehabilitator, conservator, liquidator or statutory successor with written notice of its intent to terminate all reinsurance in force under this Agreement, regardless of the duration the reinsurance has been in force. The effective date of a termination due to the insolvency, liquidation or rehabilitation of the Reinsurer is at the election of the Ceding Company.

                                   ARTICLE XI
                                   ARBITRATION

     SECTION 11.1. AGREEMENT TO ARBITRATE.

          All disputes between the parties arising out of this Agreement shall be referred to and settled by arbitration held in accordance with the guidelines set forth in the ARIAS-U.S. PRACTICAL GUIDE TO REINSURANCE ARBITRATION PROCEDURE
(2004) (except for the "Streamlined Arbitration Procedures"); PROVIDED, that, notwithstanding anything to the contrary in the ARIAS-U.S. PRACTICAL GUIDE TO REINSURANCE ARBITRATION PROCEDURE, the arbitrators to be appointed to the arbitration panel shall be appointed in accordance with Section 11.3. It is specifically the intent of both parties that these arbitration provisions will replace any statutory provision, if any, relating to any arbitration procedures the provisions cover.

     SECTION 11.2. INITIATION OF ARBITRATION.

          Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

     SECTION 11.3. APPOINTMENT OF ARBITRATION PANEL.

          The arbitration panel shall consist of three members appointed in accordance with the ARIAS-U.S. NEUTRAL SELECTION PROCEDURE, as then currently in effect (including the suggested guidelines therein), except that the ARIAS-U.S. Executive Director's Office shall be requested to provide its initial list of thirty ARIAS-U.S. Certified Arbitrators exclusively from a pool of arbitrators that shall have no less than ten years of experience in the insurance or reinsurance industry and be active or retired officers of life insurance or life reinsurance companies.

     SECTION 11.4. LOCATION OF ARBITRATION.

          The arbitration proceeding shall take place in Indianapolis, Indiana; PROVIDED, that the arbitration panel may, for the convenience of the parties and without changing the situs of the arbitration proceeding, take evidence at any place within or without Indianapolis, Indiana.

     SECTION 11.5. ARBITRATION AWARD.

          The arbitrators shall not be obligated to follow judicial formalities or the rules of evidence and shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitration panel shall be final and binding on the parties. Any award of the arbitration panel may be, alternatively or cumulatively, for money damages, an order requiring the performance of the obligations under this Agreement, or any other appropriate order or remedy. The arbitration panel may award interim relief, including pre-award security. The award shall assign all costs of the arbitration to one or more of the parties in such proportion as the arbitrators determine on an equitable basis, except each party shall bear its own attorneys fees, professional fees and expert witness costs. Judgment upon any award rendered in the arbitration may be entered in any court having jurisdiction.

     SECTION 11.6. WAIVER OF JURY TRIAL.

          Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

                                   ARTICLE XII
                        OVERSIGHTS, ERRORS AND OMISSIONS

          Any inadvertent delays, errors or omissions on the part of one party occurring in connection with its obligations under this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have otherwise attached had such delay, error or omission not occurred.

                                  ARTICLE XIII
                                   TERMINATION

     SECTION 13.1. DURATION.

          This Agreement shall commence on the date hereof, effective as of the Effective Date, and continue until the earlier of (i) the last day of the Covered Period, (ii) the date on which this Agreement is terminated under
Section 13.2 or (iii) with respect to new Subject Contracts only, the Cession Period End Date, except that under no circumstances shall any termination of this Agreement relieve either party from liability for any breach of this Agreement occurring prior to such termination or from its obligations under
Section 3.4.

     SECTION 13.2. TERMINATION.

          This Agreement may be terminated by the mutual written consent of the Reinsurer and the Ceding Company if the Ceding Company determines in good faith that there is no further current or potential future liability of the Reinsurer hereunder.

     SECTION 13.3. MANAGEMENT OF PRODUCT OFFERINGS.

          The Ceding Company, in its sole discretion, shall have the option to
(a) withdraw from sale any policy form or rider which, absent such withdrawal, would be subject to reinsurance hereunder; and/or (b) modify any such policy form or rider (whether required by law or otherwise). Any policy form or rider, as so modified, shall remain subject to this Agreement; PROVIDED, that the parties hereto shall make all necessary financial adjustments to reflect such modification.

     SECTION 13.4. SETTLEMENT UPON TERMINATION.

          Upon the termination of this Agreement, the Ceding Company shall recapture all liabilities previously ceded to the Reinsurer and, subject to payment by the Reinsurer of any amounts due to the Ceding Company pursuant to this Section 13.4, the Reinsurer's liability under this Agreement will terminate (provided that such termination shall not relieve any party of any pre-termination breach of the Agreement). The Ceding Company shall prepare a Quarterly Report for the period commencing on the first day of the then-current Quarterly Period and ending on the date this Agreement is terminated pursuant to
Section 13.2. On the fifth (5th) Business Day following delivery of the Quarterly Report to the Reinsurer, (a) the parties shall pay any amounts due and owing on such Quarterly Report, (b) the then remaining assets in the Trust Account shall be transferred to the Reinsurer and (c) the Reinsurer shall transfer to the Ceding Company assets with an aggregate fair market value, as determined by the Ceding Company, equal to the Trust Required Balance, as determined by the Ceding Company as of the date of termination. The amounts paid pursuant to clause (a), (b) and (c) shall be setoff, and only the balance shall be allowed or paid by the applicable party hereto.

                                   ARTICLE XIV
                                 INDEMNIFICATION

     SECTION 14.1. REINSURER'S OBLIGATION TO INDEMNIFY.

          The Reinsurer hereby indemnifies the Ceding Company and its directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the "CEDING COMPANY INDEMNITEES") from and against, and agrees to hold each of them harmless from, any and all claim, damage, loss, liability, fine and expense (including reasonable attorneys' fees and other expenses of investigation in connection with any action, suit or proceeding) (each, a "LOSS") incurred or suffered by the Ceding Company Indemnitees arising out of or resulting from any breach by the Reinsurer of any representation, warranty or term of this Agreement.

     SECTION 14.2. CEDING COMPANY'S OBLIGATION TO INDEMNIFY.

          The Ceding Company hereby indemnifies the Reinsurer and its directors, officers, employees, Affiliates, successors, permitted assigns, agents and representatives (collectively, the "REINSURER INDEMNITEES") from and against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by Reinsurer Indemnitees arising out of or resulting from (a) any breach by the Ceding Company of any representation, warranty or term of this Agreement or (b) any litigation, claim, examination, investigation or other proceeding brought by a Person that is neither a party to this Agreement nor an Affiliate of such party, which if brought against the Ceding Company would be an Extra-Contractual Obligation.

                                   ARTICLE XV
                                  MISCELLANEOUS

     SECTION 15.1. CURRENCY.

          All transactions hereunder shall be in United States currency. Premiums and Covered Liabilities expressed in currencies other than United States currency shall, for the purpose of this Agreement, be converted into United States dollars at the rates of exchange in effect on the date on which they are entered in the books of the Ceding Company.

     SECTION 15.2. NOTICES.

          All notices, requests, demands, approvals and other communications under this Agreement shall be in writing and shall be (i) delivered personally,
(ii) sent by facsimile transmission or (iii) sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (a) upon actual delivery, if presented personally, (b) when electronically confirmed, if sent by facsimile transmission and (c) three (3) Business Days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

          If to the Ceding Company:

               Forethought Life Insurance Company
               c/o Commonwealth Annuity and Life Insurance Company 132 Turnpike Road
               Southborough, MA 01772
               Attention:     Michael Reardon
               Telephone No.: (508) 460-2477
               Facsimile No.: (508) 460-2401

          With a copy to:

               Global Atlantic Financial Company
               7 World Trade Center, 47th Floor
               250 Greenwich Street
               New York, NY 10007
               Attention: Philip Sherrill
               Telephone No.: (212) 389-2268
               Facsimile No.: (917) 438-2271

          If to the Reinsurer:

               Commonwealth Annuity and Life Reinsurance Company Limited 19 Par-La-Ville Road
               Hamilton HM 11, Bermuda
               Attention:     Manu Sareen
               Telephone No.: (441) 294-6102
               Facsimile No.: (441) 294-6114

     SECTION 15.3. AMENDMENTS; WAIVER.

          (a) Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by each party to this Agreement. Any change or modification to this Agreement shall be null and void unless made by an amendment hereto signed by each party to this Agreement.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 15.4. SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, and that any purported assignment without the consent of the other party shall be void and of no force or effect.

          (b) No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 15.5. DUTY OF COOPERATION.

          Each party hereto shall cooperate fully with the other party hereto in all reasonable respects in order to accomplish the objectives of this Agreement.

     SECTION 15.6. SUBMISSION TO JURISDICTION.

          In the event of the failure of the Reinsurer to perform its obligations under the terms of this Agreement, the Reinsurer, at the request of the Ceding Company, shall submit to the jurisdiction of an alternative dispute resolution panel or any court of competent jurisdiction in any state of the United States, will comply with all requirements necessary to give such panel or court jurisdiction, and will abide by the final decision of such panel or court or of any appellate court in the event of an appeal of a decision by such panel or court. The Reinsurer hereby designates the Indiana Insurance Commissioner or a designated attorney thereof as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. The foregoing provision shall not in any way conflict with, limit or override the obligations of the parties to submit any disputes hereunder to arbitration in accordance with Article XI hereof.

     SECTION 15.7. GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to the principles of conflicts of law thereof; PROVIDED, that any provisions of this Agreement relating to the assets or liabilities of the Reinsurer shall be governed by and construed in accordance with the laws of Bermuda.

     SECTION 15.8. ENTIRE AGREEMENT.

          This Agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. There are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein and therein.

     SECTION 15.9. SEVERABILITY.

          If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Ceding Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     SECTION 15.10. COUNTERPARTS.

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall be deemed to have been executed and delivered when each party hereto shall have received a counterpart hereof signed by the other party hereto and then become effective upon the Effective Date.

CONFIDENTIAL

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first stated above.

                                        FORETHOUGHT LIFE INSURANCE COMPANY


                                        By:
                                            ----------------------------------
                                        Name:
                                        Title:
                                        Date:


                                        COMMONWEALTH ANNUITY AND LIFE
                                        REISURANCE COMPANY LIMITED, acting in
                                        respect of its general account


                                        By:
                                            ----------------------------------
                                        Name:
                                        Title:
                                        Date:

CONFIDENTIAL

                                                                             [*]

                                       [*]

[*]

                                  Schedule A-1

CONFIDENTIAL

                                                                   SCHEDULE 1.1A

                           RIDERS TO SUBJECT CONTRACTS

[*]

[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]
[*]                                [*]

                                 Schedule 1.1A-1

CONFIDENTIAL

                                                                   SCHEDULE 1.1B

                 POLICY FORMS CONSTITUTING THE SUBJECT CONTRACTS

[*]

[*]                                [*]
[*]                                [*]
[*]                                [*]

                                 Schedule 1.1B-1

CONFIDENTIAL

                                                                       EXHIBIT A

                            FORM OF QUARTERLY REPORT

  + Additional Ceding Commission ([*]% of Rider Fees)          $

  - Benefits Paid (Net):
     Benefits Paid-Gross                                       $
     Less Transfer from Separate Account                       $
  - Net Benefits Paid                                          $

  - Excise Tax (1% of Rider Fees)

Due (to) from FLIC                                             $         -
                                                               ===========

                                    Exh. A-1

CONFIDENTIAL

                                                                       EXHIBIT B

                             FORM OF TRUST AGREEMENT

                                    Exh. B-1